August 15, 2007

Financial Industries Corporation
6500 River Place Boulevard
Building I
Austin, Texas 78730

Ladies and Gentlemen:

We have acted as counsel to Financial Industries Corporation, a Texas corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the issuance of not more than (i) 500,000 shares of the Company’s Common Stock, par value $0.20 per share (the “Common Stock”), pursuant to benefits granted and to be granted under the Financial Industries Corporation 2004 Incentive Stock Plan (the “Incentive Stock Plan”) and (ii) 400,000 shares of Common Stock pursuant to benefits granted and to be granted under the Financial Industries Corporation Stock Option Plan for Non-Employee Directors (the “Non-Employee Director Plan” and together with the Incentive Stock Plan, the “Plans”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and the Plans pursuant to which shares of the Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 900,000 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Texas law in accordance with the Plans, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Texas, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectuses which are a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP